As filed with the Securities and Exchange Commission

on May 3, 2010

Securities Act File No. 33-58125

Investment Company Act File No. 811-07261

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 33	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT of 1940	☒

Amendment No. 34	☒

(Check appropriate box or boxes)

Credit Suisse Trust
(Exact name of registrant as specified in charter)

Eleven Madison Avenue, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 325-2000

J. Kevin Gao, Esq.

Credit Suisse Trust

Eleven Madison Avenue

New York, New York 10010

(Name and Address of Agent for Service)

Copy to:

Dianne E. O’Donnell, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.
2.	Part C to the Registration Statement (including signature page).
3.	Exhibit (j)1 to Item 28 of the Registration Statement.

This Post-Effective Amendment is being filed solely to file the consents of the independent registered public accounting firm with conformed signatures as Exhibit (j)1 to Item 28 of this Registration Statement on Form N-1A.

Parts A and B of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A filed on April 27, 2010 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

PART C

OTHER INFORMATION

Item 28.	Exhibits

Exhibit No.	Description of Exhibit

a(1)	Declaration of Trust dated March 15, 1995.(1)

(2)	Amendment to Declaration of Trust dated March 31, 1995.(2)

(3)	Amendment to Declaration of Trust dated March 8, 2000.(3)

(4)	Amendment to Declaration of Trust dated March 8, 2000.(3)

(5)	Amendment to Declaration of Trust dated April 3, 2001.(4)

(6)	Designation of Series relating to addition of the Global Post-Venture Capital Portfolio and the Emerging Markets Portfolio dated April 16, 1996.(5)

(7)	Designation of Series relating to addition of Large Cap Value Portfolio dated July 31, 1997.(6)

(8)	Designation of Series relating to addition of Emerging Growth Portfolio dated November 24, 1998.(7)

(9)	Designation of Series relating to addition of the Blue Chip Portfolio and the Small Cap Value Portfolio dated June 25, 2001.(8)

(1)	Incorporated by reference to Registrant’s Registration Statement on Form N-1A, filed on March 17, 1995.

(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A, filed on June 14, 1995.

(3)	Incorporated by reference to Post-Effective Amendment No. 13 to Registrant’s Registration Statement on Form N-1A, filed on April 26, 2000.

(4)	Incorporated by reference to Post-Effective Amendment No. 15 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2001.

(5)	Incorporated by reference to Post-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-1A, filed on April 18, 1996.

(6)	Incorporated by reference to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form N-1A, filed on August 11, 1997.

(7)	Incorporated by reference to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on April 16, 1999.

(10)	Certificate of Amendment dated November 7, 2001.(9)

(11)	Certificate and Instrument of Amendment to the Agreement and Declaration of Trust dated June 17, 2002.(10)

(12)	Certificate of Amendment dated June 18, 2003.(11)

(13)	Certificate of Termination dated March 11, 2004.(11)

(14)	Certificate of Amendment dated May 3, 2004. (12)

(15)	Certificate of Amendment dated February 3, 2005. (13)

(16)	Certificate of Amendment dated February 17, 2005. (13)

(17)	Certificate of Termination of High Yield Portfolio and Strategic Small Cap Portfolio dated March 1, 2005. (14)

(18)	Designation of Series relating to addition of Commodity Return Strategy Portfolio dated August 22, 2005. (15)

(19)	Certificate of Amendment dated November 17, 2006. (16)

(8)	Incorporated by reference to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on June 29, 2001.

(9)	Incorporated by reference to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on April 5, 2002.

(10)	Incorporated by reference to Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2003.

(11)	Incorporated by reference to Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2004.

(12)	Incorporated by reference to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2006.

(13)	Incorporated by reference to Post-Effective Amendment No. 21 to Registrant’s Registration Statement on Form N-1A, filed on February 25, 2005.

(14)	Incorporated by reference to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on April 29, 2005.

(15)	Incorporated by reference to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A, filed on August 24, 2005.

(16)	Incorporated by reference to Registrant’s Registration Statement on Form N-14 (Securities Act File No. 333-140901), filed on February 27, 2007.

(20)	Certificate of Termination of Small Cap Core II Portfolio of Credit Suisse Trust dated May 16, 2007.(17)

(21)	Certificate of Amendment dated February 26, 2009.(18)

(22)	Certificate of Termination of U.S. Equity Flex II Portfolio, U.S. Equity Flex III Portfolio and U.S. Equity Flex IV Portfolio dated October 6, 2009.(19)

(23)	Certificate of Termination of International Equity Flex I Portfolio and International Equity Flex II Portfolio dated December 14, 2009. (19)

b(1)	By-Laws as adopted March 15, 1995.(1)

(2)	Amendment to By-Laws dated February 6, 1998. (20)

(3)	Amended By-Laws dated February 5, 2001. (21)

(4)	Amendment to By-Laws dated April 3, 2001.(4)

(5)	Amendment to By-Laws dated December 12, 2001.(9)

(6)	Amended and Restated By-Laws as amended February 12, 2002.(10)

c	Form of Share Certificate. (2)

d(l)	Investment Advisory Agreement dated July 24, 2009 for the International Equity Flex III Portfolio. (19)

(2)

Amended and Restated Investment Advisory Agreement dated July 6, 1999, as amended and restated May 3, 2004 and December 1, 2006 for the U.S. Equity Flex I Portfolio formerly known as Small Cap Core I Portfolio. (16)

(17)	Incorporated by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement on Form N-1A, filed on April 16, 2008.

(18)	Incorporated by reference to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009.

(19)	Incorporated by reference to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2010.

(20)

Incorporated by reference; material provisions of this exhibit are substantially similar to those of the corresponding exhibit to Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Credit Suisse Capital Appreciation Fund, filed on February 23, 1998 (Securities Act File No. 33-12344).

(21)

Incorporated by reference to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Credit Suisse Fixed Income Fund, filed on February 27, 2001 (Securities Act File No. 33-12343).

(3)	Investment Advisory Agreement for the Commodity Return Strategy Portfolio dated February 28, 2006. (12)

(4)	Fee Waiver Agreement for the International Equity Flex III Portfolio dated May 1, 2009. (18)

e	Amended and Restated Distribution Agreement with Credit Suisse Asset Management Securities, Inc. (“CSAMSI”) dated August 1, 2000, as amended and restated May 3, 2004 and November 15, 2006. (22)

f	Not applicable.

g(l)	Custodian Agreement with State Street Bank and Trust Company (“State Street”), dated October 20, 2000. (23)

(2)	Amendment to Custodian Agreement with State Street dated April 26, 2001.(8)

(3)	Amendment to Custodian Agreement with State Street dated May 16, 2001.(8)

(4)	Amended Exhibit I to Custodian Agreement with State Street dated May 16, 2001.(8)

(5)	Amendment to Custodian Agreement with State Street dated November 16, 2005. (12)

(6)	Custody Fee Schedule dated February 2007. (24)

h(1)	Co-Administration Agreement with CSAMSI dated November 1, 1999, as amended and restated November 16, 2005 and November 15, 2006. (16)

(2)	Co-Administration Agreement with State Street dated March 18, 2002. (25)

(3)	Amendment No. 1 Co-Administration Agreement with State Street dated January 1, 2007. (16)

(4)	Form of Participation Agreement 2009. (18)

(22)

Incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Credit Suisse Cash Reserve Fund, Inc. filed on April 26, 2007 (Securities Act File No. 2-94840).

(23)	Incorporated by reference to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A, filed on November 22, 2000.

(24)	Incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A, filed on April 26, 2007.

(25)

Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Credit Suisse Strategic Small Cap Fund, Inc. filed on May 3, 2002 (Securities Act File No. 333-64554).

(5)	Transfer Agency and Service Agreement with Boston Financial Data Services, Inc. (“BFDS”), dated October 1, 2007. (26)

(6)	Combined U.S. Accounting, Administration Fee Schedule Revised June 1, 2009. (27)

(7)	Securities Lending Authorization Agreement with State Street Bank and Trust Company dated March 17, 2004. (18)

(8)	First Amendment to Securities Lending Authorization Agreement dated December 17, 2004. (18)

(9)	Second Amendment to Securities Lending Authorization Agreement dated May 17, 2006. (18)

(10)	Third Amendment to Securities Lending Authorization Agreement dated September 15, 2006. (18)

(11)	Fourth Amendment to the Securities Lending Authorization Agreement dated July 16, 2007. (18)

(12)	Fifth Amendment to Securities Lending Authorization Agreement dated August 27, 2007. (18)

(13)	Sixth Amendment to Securities Lending Authorization Agreement dated December 1, 2007. (18)

(14)	Seventh Amendment to the Securities Lending Authorization Agreement dated April 17, 2009. (18)

(15)	Securities Lending and Services Agreement with State Street Bank and Trust Company dated April 17, 2009. (18)

i(l)	Opinion and Consent of Willkie Farr & Gallagher LLP, counsel to the Trust. (28)

(2)	Opinion and Consent of Sullivan & Worcester LLP, Massachusetts counsel to the Trust. (28)

j(1)	Consents of Independent Registered Public Accounting Firm filed herewith.

(26)

Incorporated by reference to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of Credit Suisse Commodity Return Strategy Fund filed on December 21, 2007 (Securities Act File No. 333-116212).

(27)	Incorporated by reference to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Credit Suisse Capital Funds filed on December 23, 2009 (Securities Act File No. 33-03706).

(28)	Incorporated by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on January 11, 2006.

(2)	Powers of Attorney.(29)

k	Not applicable.

l(1)	Purchase Agreement pertaining to the International Focus and the Small Cap Growth Portfolio dated June 9, 1995.(10)

(2)	Purchase Agreement pertaining to the Global Post-Venture Capital and the Emerging Markets Portfolio dated April 16, 1996.(10)

(3)	Purchase Agreement pertaining to the Large Cap Value Portfolio dated March 30, 1997.(10)

(4)	Purchase Agreement pertaining to the Emerging Growth Portfolio dated May 20, 1999.(10)

(6)	Purchase Agreement pertaining to the Blue Chip Portfolio and the Small Cap Value Portfolio dated July 30, 2001.(10)

(7)	Purchase Agreement pertaining to the Commodity Return Strategy Portfolio dated January 31, 2006. (12)

m	Plan of Distribution pursuant to Rule 12b-1 pertaining to the Commodity Return Strategy Portfolio dated August 17, 2005. (12)

n	Not Applicable.

o	Not applicable.

p(1)	Global Personal Trading Policy for Registrant, Credit Suisse Asset Management, LLC and CSAMSI dated July 9, 2007.(30)

(2)	Code of Ethics dated May 3, 2010. (30)

Item 29.                  Persons Controlled by or Under Common Control with Registrant

From time to time, Credit Suisse Asset Management, LLC (“Credit Suisse”), may be deemed to control the Fund and other registered investment companies it advises through its beneficial ownership of more than 25% of the relevant fund’s shares on behalf of discretionary advisory clients. The Trust through the Commodity Return Strategy Portfolio, a portfolio of the Trust, wholly owns and controls the Credit Suisse Cayman Commodity Fund II Ltd.

(29)	Incorporated by reference to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A, filed on March 2, 2009.

(30)	Incorporated by reference to Post-Effective Amendment No. 32 to Registrant’s Registration Statement on Form N-1A, filed on April 27, 2010.

(“Subsidiary”), a company organized under the laws of the Cayman Islands. The Subsidiary’s financial statements are included, on a consolidated basis, in the Commodity Return Strategy Portfolio’s annual and semi-annual reports to shareholders.

Item 30.                  Indemnification

Registrant, and officers and directors of Credit Suisse and Registrant are covered by insurance policies indemnifying them for liability incurred in connection with the operation of Registrant. Discussion of this coverage is incorporated by reference to Item 27 of Part C of the Trust’s Registration Statement filed on March 17, 1995 (Securities Act File No. 33-58125).

Item 31.                  Business and Other Connections of Investment Adviser

Credit Suisse acts as investment adviser to each Portfolio of the Registrant. Credit Suisse renders investment advice to a wide variety of individual and institutional clients. The list required by this Item 31 of officers and directors of Credit Suisse, together with information as to their other business, profession, vocation or employment of a substantial nature during the past two years, is incorporated by reference to the Form ADV filed by Credit Suisse (SEC File No. 801-37170).

Item 32.                  Principal Underwriter

(a) CSAMSI acts as distributor for Registrant, as well as for Credit Suisse Large Cap Growth Fund, Credit Suisse Capital Funds, Credit Suisse Commodity Return Strategy Fund, Credit Suisse Global High Yield Fund, Credit Suisse Mid-Cap Core Fund, Credit Suisse Opportunity Funds and Credit Suisse Large Cap Blend Fund.

(b) For information relating to each director, officer or partner of CSAMSI, reference is made to Form BD (SEC File No. 8-32482) filed by CSAMSI under the Securities Exchange Act of 1934.

(c) None.

Item 33.                  Location of Accounts and Records

(1)           Credit Suisse Trust

Eleven Madison Avenue

New York, New York 10010

(Trust’s Declaration of Trust, by-laws and minute books)

(2)           Credit Suisse Asset Management Securities, Inc.

Eleven Madison Avenue

New York, New York 10010

(records relating to its functions as co-administrator and distributor)

(3)           Credit Suisse Asset Management, LLC

Eleven Madison Avenue

New York, New York 10010

(records relating to its functions as investment adviser)

(4)           State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

(records relating to its functions as co-administrator and custodian)

(5)           Boston Financial Data Services, Inc.

30 Dan Road

Canton, MA 02021-2809

(records relating to its functions as shareholder servicing agent, transfer agent and dividend disbursing agent)

Item 34.                  Management Services

Not applicable.

Item 35.                  Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 3rd day of May, 2010.

CREDIT SUISSE TRUST
By:	/s/ John G. Popp
John G. Popp
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ John G. Popp	Chief Executive Officer	May 3, 2010
John G. Popp

/s/ Michael A. Pignataro	Chief Financial Officer	May 3, 2010
Michael A. Pignataro

/s/ Steven N. Rappaport*	Chairman of the Board	May 3, 2010
Steven N. Rappaport

/s/ Jeffrey E. Garten*	Trustee	May 3, 2010
Jeffrey E. Garten

/s/ Peter F. Krogh*	Trustee	May 3, 2010
Peter F. Krogh

/s/ Enrique R. Arzac*	Trustee	May 3, 2010
Enrique R. Arzac

*By:	/s/ Michael A. Pignataro
Michael A. Pignataro, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

j(1)	Consents of Independent Registered Public Accounting Firm.